                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-39958

PROSPECTUS SUPPLEMENT
to Prospectus dated August 29, 2000


                               CRITICAL PATH, INC.

     $300,000,000 OF 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE APRIL 1, 2005
                        2,956,380 SHARES OF COMMON STOCK

                              --------------------

     This Prospectus Supplement relates to the offering by certain Selling Holders of up to $300,000,000 of 5 3/4% Convertible Subordinated Notes due April 1, 2005 of Critical Path and up to 2,956,380 shares of Common Stock that are issuable upon conversion of the Notes at a conversion rate of 9.8546 shares per $1,000 principal amount of the Notes. This Prospectus Supplement should be read in conjunction with the Prospectus dated August 29, 2000, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

                              --------------------

          INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
            SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                              --------------------

     The Securities and Exchange Commission may take the view that, under certain circumstances, the Selling Holders and any broker-dealers or agents that participate with the Selling Holders in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                              --------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

     The following table supplements the information appearing in the table under the heading, "Selling Holders" in the Prospectus dated August 29, 2000.

                                                                             SHARES OF
                                            PRINCIPAL                       COMMON STOCK    SHARES OF COMMON STOCK
                                         AMOUNT OF NOTES     SHARES OF      WHICH MAY BE      BENEFICIALLY OWNED
                                           BENEFICIALLY    COMMON STOCK    SOLD PURSUANT      AFTER OFFERING(2)
                                            OWNED AND      BENEFICIALLY       TO THIS       ---------------------
             SELLING HOLDER                  OFFERED         OWNED(1)        PROSPECTUS      NUMBER    PERCENT (%)
---------------------------------------- --------------    ------------    -------------    --------   ------------
Miller Tabak Roberts Securities, LLC....     $36,000            354             354            0            *
 12th Floor
 331 Madison Avenue
 New York, NY 10017

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* Indicates less than one percent.
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 26, 2001 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)  Assumes the sale of all Common Stock offered under this Prospectus.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 27, 2001